Exhibit 10.4

Amendment No. 2

To

Employment Agreement

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment”), effective as of February 22, 2007, and entered into by and between DENNIS R. GLASS, an individual resident of the State of Pennsylvania (“Glass”), and LINCOLN NATIONAL CORPORATION (the “Company”) on April 2, 2007.

WHEREAS, Both Glass and the Company find it in their mutual best interests to amend the Employment Agreement (“Agreement”) dated December 6, 2003 between Glass and Jefferson-Pilot Corporation, as amended by Amendment No. 1 dated March 23, 2005, to clarify certain provisions of the Agreement as assumed by the Company on April 3, 2006 by operation of the merger between a wholly-owned subsidiary of the Company and Jefferson-Pilot Corporation. The amendments shall be effective as of April 3, 2006.

NOW THEREFORE, in consideration of the premise above, such consideration being mutually acceptable to both parties, the parties hereto; intending to be legally bound, hereby agree as follows:

•	First Paragraph, substitute “LINCOLN NATIONAL CORPORATION, an Indiana Corporation (the “Company”)” for “JEFFERSON-PILOT CORPORATION, a North Carolina corporation (the “Company”)

•

In Paragraph 1(a), Employment, change the parenthetical, “(The Company and its subsidiaries are referred to in this Agreement collectively as “JP”)” to “(Jefferson –Pilot Corporation and its subsidiaries are referred to in this Agreement collectively as “JP”)”.

•

Change every reference to “JP” to “LNC” in each of the following: Paragraph 1(b), Paragraph 2(i), Paragraph 2(ii), Paragraph 2(iii), Paragraph 3.4, Paragraph 4.1(d), and Paragraph 8 (old Paragraph 9, “Confidentiality”)

•	Replace the existing Paragraph 2(iv) under Term with the following:

“Glass’s termination of his employment hereunder, effective thirty (30) days after written notice of termination is given by Glass to the Company, if, prior to the giving of such notice, (A) a “Change of Control” of Jefferson Pilot Corporation (as hereinafter defined) has occurred, (B) the Company breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after notice thereof from Glass or any representation or warranty of the Company in this Agreement shall be incorrect in any material respect, or (C) the Company fails to obtain the assumption of this Agreement by any successor to the Company or its business (whether by merger, consolidation, transfer of assets, or otherwise). For the purposes hereof, a “Change of Control” of Jefferson Pilot Corporation shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Jefferson Pilot Corporation representing twenty-five percent (25%) or more of the combined voting power of Jefferson Pilot Corporation’s then outstanding securities; (ii) Jefferson Pilot Corporation or Jefferson-Pilot Life Insurance Company shall sell substantially all of its assets in a transaction that was opposed by Glass; (iii) there shall be consummated any consolidation or merger of Jefferson Pilot Corporation that was opposed by Glass and in which Jefferson Pilot Corporation is not the continuing or surviving corporation or as a result of which the holders of Jefferson Pilot Corporation’s capital stock immediately prior to the consummation of the transaction do not have substantially the same proportionate ownership of such capital stock immediately after consummation of the transaction; or (iv) the shareholders of Jefferson Pilot Corporation approve any plan or proposal for the liquidation or dissolution of Jefferson Pilot Corporation.”

•

Replace the existing Paragraph 3.2, Annual Bonuses, with the following: “Not later than ten (10) days after the meeting of the Compensation Committee of Jefferson-Pilot’s Board of Directors on the second Monday in February in each of the calendar years 2005 and 2006, Jefferson-Pilot shall pay Glass additional cash compensation (less applicable withholding taxes) with respect to the preceding calendar year (the “2004 Bonus Year” and the “2005 Bonus Year”) in an amount computed in accordance with Section 3.3 below. For each of the calendar years 2007, 2008, and 2009, however, the Company shall pay Glass an annual incentive bonus (“AIP”), relating back to service during the previous calendar years 2006, 2007 and 2008, respectively, pursuant to the terms and provisions of the Lincoln National Corporation Incentive Compensation Program.

•

Replace the first sentence of Paragraph 3.3, Annual Bonus Computation, with the following: “The additional cash compensation payable under Section 3.2 above with respect to the 2004 Bonus Year and the 2005 Bonus Year shall be in an amount equal to a portion of the Base Salary for such Bonus Year determined as follows:”

•

Replace the existing Paragraph 4.2, Stock Options, with the following: “4.2. Stock Options and Long-Term Incentive Compensation Programs. At its first meeting in each of 2005 and 2006, the Compensation Committee of Jefferson-Pilot’s Board of Directors shall in good faith consider Glass for a grant of options to purchase shares of Jefferson-Pilot’s common stock, based on his performance during the prior calendar year, in keeping with Jefferson-Pilot’s practices. Such options shall be granted under the Jefferson-Pilot Long Term Stock Incentive Plan and shall be granted pursuant to documentation reasonably satisfactory to Glass and Jefferson-Pilot but in any event shall have an exercise price per share equal to the fair market value of a share of JP’s common stock on the date of grant. Effective with the merger of Jefferson-Pilot Corporation and the Company on April 3, 2006, Glass shall participate in the Company’s 2006 long-term incentive programs, which are prospective awards based on Glass’s service and contributions to the Company over a three-year performance period. In 2006, Glass shall receive long-term incentive program grants from the Company along with similarly situated executives, receiving equity in the form of performance-restricted shares of the Company’s common stock pursuant to the 2006-2008 LTIP Cycle. Mr. Glass shall not receive options under the Company’s 2006 long-term incentive program due to the fact that Mr. Glass received a grant of options from the Board of Directors of Jefferson-Pilot Corporation in February 2006. For calendar years 2007 and 2008, Glass shall participate in the Company’s long-term incentive programs for those years, and shall be eligible to receive all forms of equity as may be granted, including performance-restricted shares of the Company’s common stock and options to purchase shares of the Company’s common stock.”

•	Delete Paragraph 8 (long-term incentive compensation is dealt with in new Paragraph 4.2)

•	Renumber Paragraphs 9 & 10 as appropriate (“9” becomes “8”, and “10” becomes “9”).

•	Replace the existing subparagraph (b) of Paragraph 9.5, Notices, with the following:

(b)	If to the Company, addressed to:

Centre Square West Tower

1500 Market Street, Suite 3900

Philadelphia, PA 19102-2112

Attention: Corporate Secretary

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on April 2, 2007, effective as of the date set forth above.

LINCOLN NATIONAL CORPORATION	DENNIS R. GLASS

By: